                                                                    [LETTERHEAD]

February 2, 1999

Mr. Dwayne Hart
4119 Purdue St.
Houston, TX 77005

Dear Dwayne,

I am pleased to extend an offer to you to join UtiliCorp United as Senior Vice President and Chief Financial Officer. This position reports to me and is located in Kansas City, Missouri. This offer is firm, and you can accept it at anytime within the next 180 days as soon as your employment with UtiliCorp will not materially violate any obligations you have with your current or former employer. The time period, of course, can be extended by mutual consent.

The key elements of your employment are summarized below:

                            OVERVIEW OF COMPENSATION
                            ------------------------

Base Annual Salary                                         $350,000

Sign-on Bonus                                               150,000
      Initial reporting incentive payable in cash on signing and reporting to work. Thereafter, three payments of $150,000 payable on your service anniversary date. You will have the option of receiving this special annual retention bonus in cash, restricted stock or other available forms of deferred income.

1999 Annual Incentive Plan (% of base-$350,000)
                     Target         55%                     192,500
                     Maximum        85%                     297,500

Additional bonus (restricted stock election)
      You may elect to take any part of your annual incentive plan in UCU three year restricted stock.
      You will receive a bonus of 33 percent of the value of shares taken in restricted stock and the bonus shares are also awarded in restricted stock.
      For example: Assume you receive an incentive award of $200,000 and elect to take 100% in restricted stock. You receive a "bonus" of additional restricted stock worth $66,000 ($200,000 x 33 percent).

Long Term Incentive Plan:
      The UtiliCorp Long Term Incentive Plan consists of annual grants of Non-Qualified Stock Options and Performance Units. The actual size of the grants are determined each year by the Compensation Committee of the Board on advice from their consultant.

Stock Options:
      For 1999 you will receive a grant of 70,500 (Post-Split) non-qualified stock options, vesting over four years with the "strike price" to be established by the UCU Compensation Committee at its next meeting following your accession.

Performance Unit Plan: (3 year cycle)
      Actual Performance unit awards are determined based on UCU's Total Shareholder Return (TSR) performance over a three year period relative to a specified peer group of 12 companies.

      Your number of units:

                                  Target          Maximum
             97-99 cycle           2,000           4,000 (one year pro rata)
             98-00 cycle           8,000          16,000 (two years pro rata)
             99-01 cycle          16,000          32,000

      Payout examples:       99-01 cycle
               Assumptions:  UCU is ranked 7th
                             Award matrix = 110% of target
                             Dividends paid over 3 years = $5/share
                             12/31/01 UCU stock value = $36

                     (16,000 units x 110%) x ($36 + $5) =          $  721,600

                             UCU is ranked 1st, 2nd, or 3rd
                             Award matrix = 200% of target

                     (16,000 units x 200%) x ($36 + $5) =          $1,312,000

      Ownership Targets and Restricted Stock Bonus Election:
             Any payments made under the Performance Unit Plan are one year restricted stock until such time that you have accumulated shareholdings of the Company from any source, excluding unexercised stock options, of at least TWO TIMES your annual base salary. Once you have met the targeted share ownership, compensation from this plan will be paid in cash.

             If eligible for payment in cash, you may elect to take any portion of your award in restricted stock and receive a bonus of 25 percent in one year restricted stock.

      Employment Agreement:
             UCU will enter into an employment agreement that in the event you are terminated without cause, the Company will continue salary payments at your base salary rate for two years following the date of termination. In addition, the Company will pay a lump sum equal to two times the targeted incentive compensation benefit that would be paid to you for the year during which the termination occurs if all the targeted goals in effect on the date of termination were exceeded. (Note: The initial agreement will be a two year Change-In-Control agreement -- Employment Agreements are under development.)

      ELIGIBILITY TO PARTICIPATE IN UTILICORP UNITED'S EMPLOYEE BENEFIT PROGRAMS WHICH INCLUDE:

      -   Executive perquisites package including:
             -  $5,000 after tax payment;
             -  $5,300 after tax payment per year financial planning services;
             -  Participation in Executive Life Insurance Plan of one times base salary in addition to the standard company paid two times base salary
             -  Long term disability insurance paid a 100% of base salary

      -   You will be eligible to participate in UtiliCorp's 401(k) Savings
          Plan the first of the month following date of hire. The 401(k) Plan has a dollar for dollar employer match up to 6% of your pre-tax and/or after-tax contributions. Employer contributions are made in UtiliCorp stock and vested over five years at 20% per year. You may make total contributions up to 15% of pay subject to IRS limitations.

      - You will be eligible to participate in the non-qualified Capital Accumulation Program. This includes the excess 401(k) program (Supplemental Contributory Retirement Plan) of up to 15% of base salary with the same UCU match of $1 for $1 up to 6% of base salary. You may elect to defer base salary and incentive compensation into the Deferred Compensation Plan and have the same 401(k) investment options with an additional election to select an annualized investment rate of return equal to 130% of Moody's Corporate Bond Yield. In addition, you will participate in the Supplemental Executive Retirement Plan to receive the full Defined Pension Plan formula that is limited by government limitation to highly paid executives.

      - Eligible for four weeks vacation annually with one week carryover to the next calendar year.

      - Defined Benefit Pension Plan - Eligible immediately; 100% employer sponsored, 0% vested until 5 years of employment with a minimum of 1,000 hours worked per calendar year, then 100% vested.

      - The Employee Stock Purchase Plan allows you to purchase stock at 15% discount up to 20% of your base salary in any calendar year up to a maximum of $25,000.

      - The company contributes 3% of your pay in the Employee Stock Contribution Plan, in corporate stock, vesting at 20% per year with 1,000 hours service.

      - Eligibility under the terms of the Beneflex plan to select medical, dental, vision, life insurance, AD&D and disability coverage. You will receive benefit credits to apply to your selections.

      - A copy of our relocation policy is enclosed. The last page of the policy must be signed and returned to Human Resources for relocation reimbursement to become effective.

      -   Ten paid holidays per year.

This offer is contingent upon passing a pre-employment drug test which must be completed within 2 business days after accepting the position. Please contact Donna Gavin at (800) 941-6271 to arrange.

This offer is also contingent upon a satisfactory background investigation which will be completed upon acceptance of this offer.

It should be understood that all the preceding benefit plans are subject to change during the normal course of UtiliCorp-wide plan re-designs.

If you decide to accept the offer of employment, PLEASE COMPLETE THE PERSONAL DATA FORM ENCLOSED WITH THIS LETTER AND RETURN IT ALONG WITH YOUR WRITTEN CONFIRMATION.

In order for UtiliCorp United to comply with the Immigration Reform and Control Act of 1986, you must provide documentation of your identity and legal eligibility for employment in the United States. You must bring this documentation with you on your first day of employment for your orientation.
A complete list of acceptable documents is enclosed. In addition to the I-9, please complete as many of the forms as possible, (eg. W-4's, direct deposit, etc.) and bring everything with you to orientation.

I will await your written confirmation by February 5, 1999. If you have any questions, please do not hesitate to call me at (816) 467-3507.

Sincerely,


/s/ Rick Green



Enclosure


cc:   Leo Morton
      Donna Gavin

  X   Offer Accepted                   Offer Declined
-----                            -----

I understand and agree that, in the event I am terminated for cause or voluntarily resign within twelve months after the date of hire, the Company may withhold and retain from any compensation due me, any amount up to and including the total amount of the reporting bonus and relocation expenses paid to date on my behalf to the maximum extent permitted by applicable law. I also understand that if the total amount of the reporting bonus and relocation expenses paid to date on my behalf has not been repaid in full to the Company within thirty days following my termination for cause or voluntary termination that I will be responsible for all Company costs and expenses, including attorney's fees and other legal costs incurred by the Company in seeking to enforce this repayment provision.

By accepting this offer I acknowledge that you have instructed me and I have agreed that I will not use any confidential information of any prior employer and that my duties will be different from the duties I perform for my present employer.


      /s/ Dwayne L. Hart                               2/15/99
--------------------------------------------------------------------------------
Signature/Date

                                                                    [LETTERHEAD]


February 9, 1999

Mr. Dwayne Hart
4119 Purdue St.
Houston, TX  77005

Dear Dwayne:

I was pleased to learn that you have accepted our offer to join UtiliCorp as Senior Vice President and Chief Financial Officer, in accordance with the terms of our recent offer letter. While I understand that you may not be able to join us immediately, I also understand that you will be making every effort to join us as soon as you can. I look forward to receiving your signed acceptance.

For the period between your announcement and your confirmed employment start date, UtiliCorp is prepared to advance to you a sum up to an amount equivalent to the sign-on bonus. You may use that money for your interim living expenses prior to beginning employment. You should check on the availability of COBRA continuation coverage through ENRON and the possibility of converting to an individual life insurance policy through the current carrier. You may also want to consider coverage under your wife's group policy in this interim period.

Once you are able to begin employment, your 1999 Annual Incentive Plan payout, scheduled for March, 2000, will not be affected. For the purpose of determining plan payout, you will be treated as if you were on payroll for the entire year.

UtiliCorp is also prepared to support you by reimbursing you for any legal expenses associated with your defense of any alleged violation of your employment agreement with ENRON should such action be taken by your former employer. We will also coordinate with you on any internal or external announcements of your new position at UtiliCorp.

I hope this letter provides you with the assurance you need to move forward to the next significant step. I wish you well and offer the assistance of UtiliCorp in any way that would be prudent and productive.

Sincerely,


/s/ Rick Green


cc:   Leo Morton

      Dwayne Hart

      Rick Green

      April 30, 1999

      PERFORMANCE UNIT PLAN

Page 2 of your February 2, 1999 offer letter contained the following reference to the Performance Unit element of your Long Term Incentive Plan:

PERFORMANCE UNIT PLAN: (3 YEAR CYCLE)
      ACTUAL PERFORMANCE UNIT AWARDS ARE DETERMINED BASED ON UCU's TOTAL SHAREHOLDER RETURN (TSR) PERFORMANCE OVER A THREE YEAR PERIOD RELATIVE TO A SPECIFIED PEER GROUP OF 12 COMPANIES.

      YOUR NUMBER OF UNITS:

                                  TARGET          MAXIMUM
             97-99 CYCLE           2,000           4,000 (ONE YEAR PRO RATA)
             98-00 CYCLE           8,000          16,000 (TWO YEARS PRO RATA)
             99-01 CYCLE          16,000          32,000

As we have discussed, we have modified the target and maximum number of units you will receive for the cycles ending in 1999 and 2000 as well as dropped references to pro rata treatment. The units indicated above are also pre-split units. This was taken into account in the modification. The referenced section is hereby amended to read as follows:

PERFORMANCE UNIT PLAN: (3 YEAR CYCLE)
      ACTUAL PERFORMANCE UNIT AWARDS ARE DETERMINED BASED ON UCU's TOTAL SHAREHOLDER RETURN (TSR) PERFORMANCE OVER A THREE YEAR PERIOD RELATIVE TO A SPECIFIED PEER GROUP OF 12 COMPANIES.

      YOUR NUMBER OF UNITS:

                                  TARGET          MAXIMUM
             97-99 CYCLE          11,000          22,000
             98-00 CYCLE          17,587          35,174
             99-01 CYCLE          24,000          48,000

Should you have questions regarding this modification, Please contact Leo
Morton.

                                    UCU LTIP

-------------------------------------------------------------------------------------------------
                               PERFORMANCE UNITS

                      1997-99                      1998-00                      1999-01
               TARGET        TARGET         TARGET        TARGET         TARGET        TARGET
             (PRE-SPLIT)  (POST-SPLIT)    (PRE-SPLIT)  (POST-SPLIT)    (PRE-SPLIT)  (POST-SPLIT)
-------------------------------------------------------------------------------------------------
BAND Ia         23,000       34,500          32,000       48,000          44,000       66,000
-------------------------------------------------------------------------------------------------
BAND Ib         18,400       27,600          25,600       38,400          35,200       52,800
-------------------------------------------------------------------------------------------------
BAND II          6,000        9,000          12,000       18,000          16,000       24,000
-------------------------------------------------------------------------------------------------
BAND III         4,000        6,000           5,000        7,500           7,000       10,500
-------------------------------------------------------------------------------------------------
BAND IV          2,000        3,000           2,500        3,750           5,000        7,500
-------------------------------------------------------------------------------------------------

-------------------------------------------------------------
                     STOCK OPTIONS
-------------------------------------------------------------
              GRANTED 2/98    GRANTED 2/99      YEAR 2000*
BAND Ia              90,000         130,000         195,000
BAND Ib              72,000         104,000         156,000
BAND II              35,000          47,000          70,500
BAND III             15,000          20,000          30,000
BAND IV               7,500          13,500          20,250
BAND V                3,750           5,000           7,500
-------------------------------------------------------------


*  Post-split number.  Calculation = 2/99 Option grant x 1.5